                                                                       EXHIBIT 6

                           ACME-CLEVELAND CORPORATION
                            30100 CHAGRIN BOULEVARD
                            PEPPER PIKE, OHIO 44124

                       INFORMATION STATEMENT PURSUANT TO
                        SECTION 14(F) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 AND RULE 14F-1 THEREUNDER

             NO VOTE OR OTHER ACTION OF THE COMPANY'S SHAREHOLDERS
           IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.
                       NO PROXIES ARE BEING SOLICITED AND
               YOU ARE REQUESTED NOT TO SEND THE COMPANY A PROXY

     This Information Statement, which is being mailed on or about June 5, 1996 to the holders of record of Common Shares and Series A Convertible Preferred Shares (together, the "Shares"), of the Company is being furnished in connection with the designation by WEC Acquisition Corporation ("WEC"), a wholly owned subsidiary of Danaher Corporation, a Delaware corporation ("Danaher"), of persons (the "Danaher Designees") to the Board of Directors of the Company (the "Board"). Such designation is to be made pursuant to an Agreement and Plan of Merger, dated as of May 31, 1996 (the "Merger Agreement"), by and among the Company, Danaher and WEC. As provided in the Merger Agreement, WEC has amended its tender offer (the "Offer") to increase the offer price to $30.00 per share and to extend the Offer until at least 5:00 p.m. on July 2, 1996. The obligation of WEC to accept for payment and pay for Shares tendered pursuant to the Offer is subject to certain conditions, including, without limitation, the condition that the number of Shares being validly tendered and not withdrawn prior to the expiration of the Offer will represent when aggregated with the Shares currently owned by Danaher and its affiliates at least a majority of all outstanding Shares on a fully diluted basis. The Merger Agreement provides that, at the effective time (the "Effective Time") of the related merger transaction (the "Merger"), WEC will be merged with and into the Company, and the Company will be the surviving corporation in the Merger (the "Surviving Corporation"). By virtue of the Merger, at the Effective Time (i) each then-outstanding Share not owned by Danaher, WEC, or any other affiliate of Danaher (other than Shares held in the treasury of the Company and Shares held by dissenting shareholders who perfect their dissenter's rights, if any, under Ohio law) will be cancelled and retired and be converted into the right to receive in cash an amount per Share without interest equal to $30.00.

     The Merger Agreement provides that, promptly following the purchase by WEC pursuant to the Offer of that number of Shares which, when aggregated with the Shares owned by Danaher and any of its affiliates, represents at least a majority of the Shares then outstanding on a fully diluted basis and subject to the Company's obligations under Section 14(f) of the Securities Exchange Act of 1934, as amended (the "34 Act") and Rule 14f-1 thereunder, WEC will be permitted to designate members of the Board such that WEC will have a number of representatives on the Board equal to the product, rounded up to the next whole number, of (i) the total number of directors of the Company multiplied by (ii) the percentage that the number of Shares then beneficially owned by WEC or its affiliates bears to the number of Shares outstanding at the time of such purchase. The Company has agreed to increase the size of the Board, or use its reasonable efforts to secure the resignation of directors, or both, as may be necessary to permit the Danaher Designees to be elected or appointed to the Board. Notwithstanding the foregoing, prior to the Effective Time, the Board will always have at least two members who are not officers, designees, shareholders, or affiliates of WEC (the "Independent Directors"). All of the Independent Directors will be individuals who are currently directors of the Company, except to the extent that such individuals do not wish to continue as directors or voluntarily resign. The Company has further agreed to take all actions required pursuant to Section 14(f) of the '34 Act and Rule 14f-1 thereunder in connection with the election or appointment of the Danaher Designees to the Board. Furthermore, following the election or appointment of the Danaher Designees to the Board, any of the following will require the concurrence of a majority of the Independent Directors, unless no individuals who are currently directors of the Company wish to continue as directors or all such individuals voluntarily resign:

(i) any amendment to the Merger Agreement; (ii) the termination of the Merger Agreement by the Company; (iii) any extension by the Company of the time for the performance of the obligations of WEC or Danaher under the Merger Agreement;
(iv) any recommendation to shareholders or any modification or withdrawal of any such recommendation; or (v) any waiver of any of the Company's rights under the Agreement.

     Pursuant to the terms of the Merger Agreement, WEC and Danaher also have agreed, as promptly as possible but in no event later than five business days after the public announcement of the execution of the Merger Agreement, to move to withdraw, without prejudice, their complaint in the case entitled Danaher Corporation, et al., v. Acme-Cleveland Corporation, et al., Case No. C2 96-0247, pending in the United States District Court for the Southern District of Ohio, Eastern Division. The Company has agreed to move to withdraw, without prejudice, its counterclaims in that case.

     The terms of the Merger Agreement, a summary of the events leading up to the Offer and the execution of the Merger Agreement and other information concerning the Offer and the Merger are contained in the Offer to Purchase dated March 7, 1996, as amended and supplemented (the "Offer to Purchase"), the related Letter of Transmittal (as supplemented), and the Solicitation/Recommendation Statement on Schedule 14D-9 of the Company, as amended from time to time (the "Schedule 14D9"), copies of which have been mailed to holders of the Shares. Certain other documents (including the Merger Agreement) were filed with the Securities and Exchange Commission (the "SEC") as exhibits to the Tender Offer Statement on Schedule 14D-1, as amended from time to time (the "Schedule 14D-1"), of WEC and as exhibits to the Schedule 14D-9. The exhibits to the Schedule 14D-1 and the Schedule 14D-9 may be examined at and copies thereof may be obtained from the SEC (except that the exhibits thereto cannot be obtained from the regional offices of the SEC). The discussion of any such document included herein is qualified in its entirety by reference to the text of such document.

     NO ACTION IS REQUIRED BY HOLDERS OF THE SHARES IN CONNECTION WITH THE ELECTION OF DANAHER DESIGNEES TO THE BOARD. SECTION 14(f) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED REQUIRES THE MAILING TO HOLDERS OF THE SHARES OF THE INFORMATION SET FORTH IN THIS INFORMATION STATEMENT PRIOR TO A CHANGE IN A MAJORITY OF THE COMPANY'S DIRECTORS.

     The information contained in this Information Statement concerning Danaher, WEC, and the Danaher Designees has been furnished to the Company by such persons, and the Company assumes no responsibility for the accuracy or completeness of such information. The principal executive offices of Danaher and WEC are located at 1250 24th Street, N.W., Washington, D.C. 20037.

                              COMPANY VOTING STOCK

     The outstanding voting securities of the Company as of May 30, 1996 consisted of 6,591,452 Shares, of which 6,430,078 are Common Shares and 161,374 are Series A Convertible Preferred Shares. Each Share that is outstanding as of the close of business on any applicable record date for any matter to be acted upon by shareholders is entitled to one vote on such matter.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of May 30, 1996, information furnished to the Company with respect to persons known by the Company to be the beneficial owners of more than 5% of any class of the Company's voting securities:

                    NAME AND ADDRESS                       NUMBER OF SHARES
                  OF BENEFICIAL OWNER                     BENEFICIALLY OWNED     PERCENT OF CLASS
- --------------------------------------------------------  ------------------     ----------------
SERIES A CONVERTIBLE PREFERRED SHARES
Marylou P. Hillyer, as Executrix under the Will of
Curtis Hillyer..........................................        161,374(1)              100%
COMMON SHARES, $1 PAR VALUE PER SHARE
Mark Dickstein, Dickstein Partners, Inc..................       405,000(2)              6.3%
and certain affiliates c/o Dickstein Partners Inc.,
  9 West 57th Street, New York, New York 10019

- ---------------

(1) Marylou P. Hillyer, as Executrix under the Will of Curtis Hillyer, had sole voting and investment power with respect to all of the Company's Preferred Shares, which are convertible into a total of 161,374 Common Shares, or 2.46% of the Common Shares outstanding following conversion. Mrs. Hillyer's address is 74 Stewart Road, Short Hills, New Jersey 07078.

(2) The source of this information is a Schedule 13D/A filed on June 5, 1996 by Mark Dickstein, Dickstein Partners, Inc. ("Dickstein Inc."), Dickstein Partners, L.P. ("Dickstein Partners"), Dickstein International Limited ("Dickstein International"), Dickstein Focus Fund L.P. ("Dickstein Focus"), and Dickstein & Co., L.P. ("Dickstein & Co."), reporting shared voting power and shared dispositive power with respect to the aggregate number of Common Shares set forth above. According to the Schedule 13D/A, (i) Mark Dickstein is the president and sole director of Dickstein Inc., a Delaware corporation; (ii) Dickstein Inc. is the general partner of Dickstein Partners, which is a Delaware limited partnership, and the advisor to Dickstein International, which is a limited-liability open-end investment fund incorporated as an international business company in the Territory of the British Virgin Islands; and (iii) Dickstein Partners is the general partner of Dickstein & Co., which is a Delaware limited partnership, and of Dickstein Focus, which is a Delaware limited partnership.

     The following table sets forth, as of May 30, 1996, information furnished to the Company with respect to the beneficial ownership by the Company's Chief Executive Officer, each of the Company's four other most highly compensated executive officers, each Director, each Danaher Designee, and all Directors and executive officers as a group, of the Company's Common Shares. No Director, Danaher Designee, or executive officer owns any Preferred Shares.

               DIRECTOR, DESIGNEE,                NUMBER OF COMMON SHARES
         NAMED EXECUTIVE OFFICER OR GROUP           BENEFICIALLY OWNED        PERCENT OF CLASS
- -------------------------------------------------------------------------     ----------------
Theodore M. Alfred................................          11,100            0.17      %
Stephen M. DuBrul, Jr.............................           5,000            0.08      %
Hugh B. Jacks.....................................           3,756            0.06      %
Gerald C. McDonough...............................           4,884            0.07      %
Donald R. Melville................................           4,500            0.07      %
Terry S. Parker...................................           1,000            0.02      %
Paul J. Powers....................................           3,637            0.06      %
David L. Swift(1).................................         311,609            4.73      %
Robert M. Taylor..................................           5,312            0.08      %
Karl E. Ware......................................           5,865            0.09      %
Earl J. Bellisario(2).............................          57,468            0.87      %
Mark H. Hoffman(3)................................           4,087            0.06      %
Jon Slaybaugh(4)..................................           7,255            0.11      %
James E. Helton(5)................................          10,761            0.16      %
Steven M. Rales(6)................................           --0--            --0--
Mitchell P. Rales(6)..............................           --0--            --0--
George M. Sherman(6)..............................           --0--            --0--
19 present Directors and executive officers
  including
  those listed above(7)...........................         463,306            7.03      %

- ---------------

(1) Includes 233,000 Common Shares subject to options that are exercisable within 60 days of the date hereof and 40,000 Common Shares available within 60 days of the date hereof under the Corporation's Performance and Equity Incentive Plan (the "Performance Plan").

(2) Includes 38,000 Common Shares subject to options that are exercisable within 60 days of the date hereof and 11,000 Common Shares available within 60 days of the date hereof under the Performance Plan.

(3) Includes 2,000 Common Shares subject to options that are exercisable within 60 days of the date hereof and 2,000 Common Shares available within 60 days of the date hereof under the Performance Plan.

(4) Mr. Slaybaugh resigned as an officer of the Corporation on May 17, 1996.

(5) Includes 8,000 Common Shares subject to options that are exercisable within 60 days of the date hereof and 2,500 Common Shares available within 60 days of the date hereof under the Performance Plan.

(6) Dahaner Corporation owns, as of the date hereof, 305,000 Common Shares.

(7) Includes 354,800 Common Shares subject to options that are exercisable within 60 days of the date hereof and 68,000 Common Shares available within 60 days of the date hereof under the Performance Plan.

     Beneficial ownership of each of the Common Shares listed in the foregoing table is comprised of either sole voting power and sole investment power, or voting power and investment power that is shared with the spouse of the Director, Danaher Designee, or executive officer. The table includes Common Shares subject to options which are exercisable within 60 days held by all Directors and executive officers as a group, Common Share equivalents held as of May 30, 1996 in the Acme-Cleveland Corporation and Subsidiaries Retirement Savings Plan for the benefit of officers, and Common Shares held for the benefit of certain Directors who participate in the Non-Employee Directors' Deferred Equity Compensation Plan. The table does not include Common Share equivalents credited to the deferred compensation account of any executive officer. By action of the Board of Directors of the Company taken on May 31, 1996, the exercisability of all then outstanding stock options was accelerated to that date. Accordingly information with respect to options exercisable within 60 days from the date of the Information Statement includes all outstanding options held by an individual officer and by all officers and directors as a group. Under the terms of the Merger Agreement, at the earlier of the time of the purchase of Shares of the Company pursuant to the Offer or the effective time of the Merger, subject to obtaining the consent of each holder thereof, each then outstanding option to purchase Shares will be cancelled and converted into the right to receive, without interest, an amount in cash equal to the excess of $30.00 per Share over the exercise price per Share of the option.

                        DIRECTORS AND EXECUTIVE OFFICERS

DANAHER DESIGNEES

     It is currently anticipated that Danaher will designate the persons it would be entitled to designate as directors of the Company from the individuals listed below.

     The table below presents certain information concerning these individuals (with additional information being set forth below):

             NAME               AGE                           POSITION
- ------------------------------  ---     -----------------------------------------------------
Steven M. Rales(1)............  44      Chairman of the Board of Danaher.
Mitchell P. Rales(1)..........  39      Chairman of the Executive Committee of Danaher.
George M. Sherman(1)..........  54      President, Chief Executive Officer and a Director of
                                        Danaher.
All of the above-referenced persons are citizens of the United States.

- ---------------

(1) Principal place of business is 1250 24th Street N.W., Washington, D.C.
    20037.

    Steven M. Rales is Chairman of the Board of Danaher, a position he has held since 1984. He was Chief Executive Officer of Danaher until February 1990. He has been a General Partner of Equity Group Holdings, a general partnership located in Washington, D.C., with interests in manufacturing companies, media operations, and publicly traded securities, since 1979.

    Mitchell P. Rales is Chairman of the Executive Committee of Danaher. He has held such position since February 1990. He has been a General Partner of Equity Group Holdings, a general partnership located in Washington, D.C., with interests in manufacturing companies, media operations, and publicly traded securities, since 1979.

    George M. Sherman is President, Chief Executive Officer and a Director of Danaher. He has held such positions since February, 1990. Mr. Sherman is a Director of the Campbell Soup Company.

COMPANY DIRECTORS

     The information below sets forth as of the most recent practicable date for each current Director of the Company such Director's name, business experience during the past five years, other directorships held, age, and the year such Director first became a director of the Company.

       NAME OF DIRECTOR                           INFORMATION ABOUT DIRECTOR
- ------------------------------    -----------------------------------------------------------
Theodore M. Alfred                Mr. Alfred, age 70, has been a Director of the Company
                                  since 1981, a member of the Management Evaluation and
                                  Compensation Committee from 1981 through 1987, and from
                                  January 1989 to the present, a member of the Executive
                                  Committee since 1982, and a member of the Audit Committee
                                  since 1984. He has served as Professor Emeritus and Dean
                                  Emeritus since July 1994, Weatherhead School of Management,
                                  Case Western Reserve University, and was Professor of
                                  Management Policy from 1984 to 1994, Professor and Dean
                                  from 1972 to 1984, and Professor since 1967, Weatherhead
                                  School of Management, Case Western Reserve University. Dr.
                                  Alfred is a Director of Keithley Instruments, Inc.
                                  Principal Occupation: Professor Emeritus and Dean Emeritus,
                                  Weatherhead School of Management, Case Western Reserve
                                  University.
                                  Member of Executive Committee, of Management Evaluation and
                                  Compensation Committee, and of Audit Committee.
                                  Director since 1981.

       NAME OF DIRECTOR                           INFORMATION ABOUT DIRECTOR
- ------------------------------    -----------------------------------------------------------
Stephen M. DuBrul, Jr.            Mr. DuBrul, age 66, has been a Director of the Corporation since 1978 and was a Director from 1969 to 1975; he has
                                  been a member of the Management Evaluation and Compensation
                                  Committee since 1979 and a member of the Audit Committee
                                  since 1980. He has been a business consultant and private
                                  banker since 1977, and was President and Chairman of the
                                  Export-Import Bank of the United States, which facilitates and aids in the financing of exports, form 1975 to 1977. He was a General Partner of Lazard Freres & Company, an
                                  investment banking firm, prior to 1975.
                                  Principal Occupation: Business Consultant and Private
                                  Banker.
                                  Member of Management Evaluation and Compensation Committee
                                  and of Audit Committee.
                                  Director since 1978 and from 1969 to 1975.
Hugh B. Jacks                     Mr. Jacks, age 61, has been a Director of the Company and a member of the Management Evaluation and Compensation
                                  Committee since January 1992. He was President and Chief
                                  Executive Officer of BellSouth Services, Inc., a
                                  telecommunication company, from 1983 until December 1991,
                                  when he retired. He also served as interim President and
                                  Chief Executive Officer of Provident Life & Accident
                                  Insurance Company during October and November 1993. Mr.
                                  Jacks is currently a management consultant. He is a
                                  Director of Provident Life & Accident Insurance Company.
                                  Principal Occupation: Retired President and Chief Executive
                                  Officer of BellSouth Services, Inc. and Management
                                  Consultant.
                                  Member of Management Evaluation and Compensation Committee.
                                  Director since January 1992.
Gerald C. McDonough               Mr. McDonough, age 67, has been a Director of the Company
                                  since July 1987, a member of the Executive Committee since
                                  January 1988, and a member of the Management Evaluation and
                                  Compensation Committee and of the Audit Committee since
                                  January 1989. He was Chairman of the Board and Chief
                                  Executive Officer of Leaseway Transportation Corporation, a
                                  major specialized transportation and distribution service
                                  company, from 1982 until July 1988, when he retired, and
                                  was Executive Vice President and Chief Administrative
                                  Officer of Leaseway Transportation Corporation form 1979
                                  until 1982. He is a Director of York International
                                  Corporation, Commercial Intertech Corp., Associated Estates
                                  Realty Corporation, and Brush-Wellman Corporation, a
                                  Trustee of the Fidelity Funds.
                                  Principal Occupation: Retired Chairman of the Board and
                                  Chief Executive Officer, Leaseway Transportation
                                  Corporation.
                                  Member of Executive Committee, of Management Evaluation and
                                  Compensation Committee, and of Audit Committee.
                                  Director since July 1987.

       NAME OF DIRECTOR                           INFORMATION ABOUT DIRECTOR
- ------------------------------    -----------------------------------------------------------
                                  Incorporated.Principal Occupation: Retired Chairman of the
                                  Board and Chief Executive Officer of Norton Company
                                  Member of Management Evaluation and Compensation Committee
                                  Director since November 1987
Terry S. Parker                   Terry S. Parker, age 50, has been a Director of the Company and a member of the Management Evaluation and Compensation
                                  Committee since September 8, 1995. He has been President
                                  and Chief Operating Officer of CellStar Corporation, an
                                  integrated wholesaler and retailer of wireless products,
                                  since March 1995 and was Senior Vice President of GTE
                                  Corporation and President of GTE Personal Communication
                                  Services, telecommunication companies, from August 1993 to
                                  March 1995, and President of GTE Telecommunications
                                  Products and Services, a telecommunication company, from
                                  August 1990 to August 1993. Mr. Parker is a Director of
                                  HighwayMaster Communications, Inc. and CellStar
                                  Corporation.
                                  Principal Occupation: President and Chief Operating Officer
                                  of Cellstar Corporation
                                  Member of Management Evaluation and Compensation Committee
                                  Director since September 1995
Paul J. Powers                    Mr. Powers, age 60, has been a Director of the Company
                                  since September 1990, a member of the Executive Committee, of the Management Evaluation and Compensation Committee,
                                  and of the Audit Committee since January 1991. He has been
                                  Chairman of the Board, President, and Chief Executive
                                  Officer of Commercial Intertech Corp., a diversified
                                  manufacturer of metal products, hydraulics, and fluid
                                  purification equipment since 1987, and was President and
                                  Chief Operating Officer of Commercial Intertech Corp. from
                                  1984 to 1987. In addition to being a Director of Commercial
                                  Intertech Corp., he is also a Director of Ohio Edison
                                  Company, Twin Disc Incorporated, and Global Marine Inc.
                                  Principal Occupation: Chairman of the Board, President, and
                                  Chief Executive Officer of Commercial Intertech Corp.
                                  Member of Executive Committee, of Management Evaluation and
                                  Compensation Committee, and of Audit Committee.
                                  Director since September 1990.

       NAME OF DIRECTOR                           INFORMATION ABOUT DIRECTOR
- ------------------------------    -----------------------------------------------------------
                                  Incorporated.Principal Occupation: Chairman of the Board,
                                  President, and Chief Executive Officer of the Company.
                                  Member of Executive Committee.
                                  Director since April 1987.
Robert M. Taylor                  Mr. Taylor, age 53, has been a Director of the Company and a member of the Management Evaluation and Compensation
                                  Committee since 1982. He has been Chairman of the Board and
                                  Chief Executive Officer of The Mariner Group, Inc.,
                                  developers and managers of commercial properties in
                                  southwest Florida, since 1979 and was President and Chief
                                  Executive Officer of The Meriner Group, Inc. prior to 1979.
                                  Mr. Taylor has also been the Chairman of the Board and
                                  Chief Executive Officer of South Seas Resorts Company, a
                                  resort ownership and management company, since January
                                  1994. He is a Director of Sprint/United Telephone of
                                  Florida
                                  Principal Occupation: Chairman of the Board of Chief
                                  Executive Officer of The Meriner Group, Inc. and South Seas
                                  Resorts Company
                                  Member of Management Evaluation and Compensation Committee
                                  Director since 1982
Karl E. Ware                      Mr. Ware, age 69, has been a Director of the Company since
                                  November 1988 and a member of the Executive Committee, of
                                  the Management Evaluation and Compensation Committee, and
                                  of the Audit Committee since January 1989. He has been
                                  Chairman of the Board and Chief Executive Officer of Ware
                                  Industries, Inc., a manufacturer of specialty metal wire
                                  forms and steel components since 1986, Vice Chairman and
                                  Chief Administrative Officer of White Consolidated
                                  Industries, Inc. from 1984 to 1986, Senior Executive Vice
                                  President and Chief Operating Officer of White Consolidated
                                  Industries, Inc. from 1976 to 1984, and Executive Vice
                                  President of White Consolidated Industries, Inc. from 1969 to 1975. He is a Director of Lesco, Inc. Lubrizol
                                  Corporation, and Pioneer-Standard Electronics, Inc.
                                  Principal Occupation: Chairman of the Board and Chief
                                  Executive Officer of Ware Industries, Inc.
                                  Member of Executive Committee, of Management Evaluation and
                                  Compensation Committee, and of Audit Committee
                                  Director since November 1988

THE BOARD AND COMMITTEES OF THE BOARD

     The Board of Directors presently has ten members and held eight meetings during the fiscal year ended September 30, 1995. To assist in the performance of its duties, the Board has established two standing committees: Audit and Management Evaluation and Compensation. Each Director attended at least 75% of the meetings held by the Board of Directors and the committees of the Board of Directors on which he served during the last completed fiscal year.

     Audit Committee. The Audit Committee is responsible for recommending to the Board of Directors the appointment of independent auditors for the fiscal year, reviewing with the independent auditors the scope of their proposed and completed audits, and reviewing with the Company's financial management and its independent and internal auditors other matters relating to audits and to the adequacy of the Company's system of internal accounting controls. This Committee met twice during the fiscal year ended September 30, 1995.

     Management Evaluation and Compensation Committee. The Management Evaluation and Compensation Committee is responsible for evaluating the performance of the Company's management, fixing or determining the method of fixing the compensation of the Company's salaried employees, administering the Company's stock option and stock appreciation rights plan and performance and equity incentive plan, and reviewing significant amendments to the employee pension and benefit plans of the Company and its subsidiaries. The Committee also establishes selection criteria for directors of the Company, considers the qualifications of prospective directors of the Company and, as vacancies occur, recommends nominees to the Board of Directors for appropriate action. This Committee met six times during the fiscal year ended September 30, 1995.

Director Compensation

     The Company compensates Directors, other than officers who are Directors, for their services by payment of an annual retainer of $13,000 and a fee of $850 for each Board or committee meeting attended. Committee chairmen who are not employees are paid an additional annual retainer of $4,000. In 1994, the Company adopted its Non-Employee Directors' Deferred Equity Compensation Plan, pursuant to which each non-employee director may elect to defer all or a portion of his retainer in the form of Common Shares of the Company. As compensation for consulting and advisory services to the Company, Stephen M. DuBrul, Jr. receives a retainer of $1,000 per month plus additional amounts agreed upon in advance for special projects. A total of $12,000 was paid for these services during the fiscal year ended September 30, 1995.

EXECUTIVE OFFICERS

         NAME              AGE                  POSITION AND BUSINESS EXPERIENCE
- -----------------------    ---     -----------------------------------------------------------
David L. Swift             59      Chairman, President, and Chief Executive Officer 1993 to
                                   present; President and Chief Executive Officer 1987 to
                                   1993.
Earl J. Bellisario         46      Senior Vice President and Chief Financial Officer 1992 to
                                   present; Vice President, Controller 1988 to 1992.
Kenneth B. Neighbors       49      Vice President, Corporate Development since November 1995;
                                   elected officer January 25, 1996; Senior Product Mgr.,
                                   ATM/DATA ADC Telecommunications, Inc., a telecommunications company, 1992 to 1995 Senior Strategic Marketing Manager,
                                   ADC Telecommunications, Inc., 1990 to 1992.

         NAME              AGE                  POSITION AND BUSINESS EXPERIENCE
- -----------------------    ---     -----------------------------------------------------------
Ronald C. Drabik           49      Vice President and Treasurer since September 28, 1995;
                                   President and Chief Executive Officer of Met-Coil Systems
                                   Corporation, a manufacturer of machine tools, June 1, 1994 to September 27, 1995; Senior Vice President and Chief
                                   Financial Officer (CFO) of Met-Coil Systems Corporation
                                   January 1993 to May 1994; Vice President and CFO of RB&W
                                   Corporation, a manufacturer of industrial fasteners, May
                                   1989 to January 1993.
Diane O. McDaniel          45      Vice President, Human Resources 1990 to present; Director
                                   Human Resources 1989 to 1990.
Donna M. Flammang          44      Vice President, Secretary 1990 to present; Secretary and
                                   Corporate Counsel 1987 to 1990.
Alan G. Hutcheson          52      President, Communications Technology Corporation 1994 to
                                   present; Vice President and General Manager, Transmission
                                   Division, ADC Telecommunications, Inc. 1991 to 1994; Vice
                                   President, Fiber Optics, ADC Telecommunications, Inc. 1991;
                                   Vice President, Transmission Sales & Marketing, Telecom
                                   Division, Fujitsu America, Inc. 1987 to 1991.
Mark H. Hoffman            46      President, TxPort, Inc. 1991 to present; Vice President of
                                   Engineering, Phoenix Microsystems, Inc. 1986 to 1991.
James E. Helton            51      President, M&M Precision Systems Corporation 1991 to
                                   present; President, M&M Precision Systems Division 1989 to
                                   1991.

     The executive officers listed above held the positions listed above during the past five years.

     Terms of office are for one year. There are no family relationships between any of the executive officers of Acme-Cleveland.

                         COMPLIANCE WITH SECTION 16(A)

     Section 16(a) of the Exchange Act and the regulations thereunder require the Company's executive officers and directors and beneficial owners of more than ten percent (10%) of the Company's Shares to file initial reports of ownership and reports of changes of ownership of the Company's Shares with the SEC. Executive officers and directors and beneficial owners of more than ten percent (10%) of the Company's Shares are required to furnish the Company with copies of all Section 16(a) forms that they file. Based solely upon a review of these filings and amendments thereto during and with respect to the Company's most recent fiscal year and written representations from certain of the Company's directors and executive officers that no other reports were required, the Company believes that all filing requirements applicable to the foregoing persons were met during and with respect to 1995.

                               PERFORMANCE GRAPH

     The following graph compares cumulative total shareholder return on the Company's Common Shares with the cumulative total shareholder return on the common equity of the companies in the New York Stock Exchange Composite Index and a peer group of companies which are a part of Standard Industrial Code (SIC) 3669, communications equipment, not elsewhere classified (the "Peer Group"). The Company believes that this code best represents the communication and electronic characteristics of its major products. The Peer Group consists of the following companies: Acme-Cleveland Corporation, Alcatel Alsthom Compagnie Generale d'Electricite, American Sensors Inc., Amtech Corporation, Ancor Communications, Inc., BI, Incorporated, Checkpoint Systems, Inc., Code-Alarm, Inc., Destron Fearing Corporation, Detection Systems, Inc., Digital Link Corporation, Firetector Inc., General Signal Corporation, Harmon Industries, Inc., Image Sensing Systems Inc., International Electronics, Inc., ITI Technologies, Inc., La Barge Inc., LoJack

Corporation, NAPCO Security Systems, Inc., NETCOM On-Line Communication Services, Inc., Nexus Telecommunication Systems Ltd. (Israel), Numerex Corp., Pittway Corporation, Premisys Communications, Inc., Response USA, Inc., Sensormatic Electronics Corporation, Union Switch & Signal Inc., Vicon Industries, Inc., and WinStar Communications, Inc.

     The graph also reflects the cumulative total shareholder return on the Company's Common Shares over this same period, as compared with the performance of the peer group index used in the Company's 1995 Proxy Statement, which was comprised of the public companies in SIC 354, metalworking machinery and equipment.

                       CUMULATIVE TOTAL RETURN COMPARISON

                         ACME-CLEVELAND CORPORATION VS.
           NYSE COMPOSITE INDEX, PEER GROUP INDEX, AND SIC 354 INDEX

      MEASUREMENT PERIOD          ACME-CLEVE-    SID CODE 3669     NYSE COM-     SIC CODE 354
    (FISCAL YEAR COVERED)         LAND CORP.         INDEX          POSITE          INDEX
1990                                    100.00          100.00          100.00          100.00
1991                                    121.76          145.88          130.48          138.87
1992                                    138.55          169.96          141.83          143.29
1993                                    203.90          195.45          163.97          188.87
1994                                    312.35          154.91          171.81          200.81
1995                                    612.51          146.25          207.35          263.69

     The graph assumes a $100 investment on September 30, 1990 in each of the Acme-Cleveland Corporation Common Shares, the New York Stock Exchange Composite Index, the Peer Group, and the SIC 354 peer group index, and further assumes the reinvestment of all dividends. The performance shown is not necessarily indicative of future performance.

         REPORT OF THE MANAGEMENT EVALUATION AND COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Management Evaluation and Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors. The Committee is responsible for setting and administering the policies which govern both annual and long-term compensation and stock ownership programs for executives of Acme-Cleveland Corporation. In the discharge of this responsibility, the Committee, as it deems appropriate, utilizes national independent consulting firms to advise and counsel it with respect to such compensation matters.

     The Committee annually evaluates Acme-Cleveland's corporate performance, actual compensation, and stock ownership programs as compared to the performances and programs of companies of comparable industry and size.

COMPENSATION PHILOSOPHY

     The Acme-Cleveland Corporation management compensation program is based on beliefs and guiding principles designed to align compensation with shareholder interests, business strategy, corporate values, and management initiatives. The Corporation's management compensation program is intended to accomplish the following:

          - Reward executives for short-term, as well as longer-term, strategic results and enhancement of shareholder value.

          - Integrate compensation plans with both the Corporation's annual and longer-term strategic planning and measurement processes.

          - Support a pay-for-performance environment that offers base salary and incentive compensation opportunities at competitive levels.

          - Attract and retain key executives critical to the long-term success of the Corporation.

BASE COMPENSATION

     Salary range levels for executive officers are formally established in accordance with accepted compensation principles, which consider job size, scope, accountability, technical knowledge, and potential impact on the Corporation's operations. The base salaries of executive officers are targeted at the median level for comparable positions in companies of similar size and industry and are based on industry and national compensation survey data collected by well-known compensation consulting firms.

     The Committee establishes base salaries for the Corporation's executive officers by review of recommendations submitted by the Chief Executive Officer and the Corporation's senior Human Resources executive. When determining changes to the base salary levels of this group, the Committee considers the Corporation's performance, as well as an assessment prepared by the Chief Executive Officer, of each individual's past performance, growth, and effectiveness in the performance of their duties.

ANNUAL INCENTIVE PLAN

     The annual incentive plan is designed to provide incentive for the accomplishment of short-term goals and the achievement of planned annual operating results. Annual bonus awards are based on the achievement of pre-established individual, operating unit, and corporate performance standards.

     Prior to the beginning of each year, the Chief Executive Officer establishes, subject to Committee approval, performance standards against which corporate, as well as operating unit performance, will be measured. Corporate and operating unit performance measurements for fiscal year 1995 were profitability, bookings, and return on working capital employed. Individual performance is measured against objectives that are established and agreed upon at the beginning of each fiscal year by the executive and his superior and approved by the Chief Executive Officer and the senior Human Resources executive. Utilizing information from industry and national compensation surveys, participants have competitive incentive award targets ranging from 25% to 35% of salary grade midpoint. At the end of the fiscal year, the Committee reviews the performance of the Corporation and its various operating units against the relevant established standards, after making appropriate adjustments for any unusual items. Target awards for individuals are adjusted upward or downward to reflect the actual results of the Corporation and/or operating unit, as well as the executive's performance against individual performance objectives. The Chief Executive Officer submits to the Committee recommendations regarding appropriate awards for each executive officer, which the Committee considers when determining and making awards under the annual incentive plans.

LONG-TERM INCENTIVE PLANS

     The Corporation has two long-term incentive plans: one for the corporate officers and heads of operating units, and the second for key operating unit personnel. The purpose of both plans is to align the interests of key employees with those of the shareholders and provide incentive for the achievement of longer term objectives.

     The plan for corporate officers and heads of operating units is an equity based long-term incentive plan (the "Stock Plan"). The Stock Plan provides for grants of stock options (non-qualified or incentive stock options), restricted stock, stock appreciation rights, cash awards, or other stock or performance-based incentives.

     The present value of stock option grants, which are targeted at competitive levels, are determined using the Black-Scholes Option Pricing Model. The Black-Scholes Option Pricing Model is a mathematical formula widely used to value options traded on the stock exchanges considering a number of factors, including the stock volatility, dividend rate, term of option, and interest rates, to estimate the present value of the option. Other grants under the Stock Plan are also targeted at competitive levels and are determined by applying a multiplier to the midpoint of the base salary range for participating executives. Appropriate multipliers are provided by a well-known national compensation consulting firm.

     The plan for key operating unit employees is a non-equity based long-term incentive plan (the "Non-stock Plan") designed to reward such employees who contribute to the long-term growth and performance of their operating unit. The present value of the Non-stock Plan awards, which are also targeted at competitive levels, are based on the unit's net earnings growth over a five-year period.

CEO COMPENSATION

     Mr. Swift's base salary was increased 3.5% over his previous salary to $300,000, effective October 1, 1994, and he was awarded an annual incentive bonus of $200,000 and a special bonus award of $200,000 for a total compensation of $700,000 for fiscal year 1995. As indicated in the prior discussion related to base salaries, Mr. Swift's base salary is determined on the basis of the Committee's assessment of his individual performance and is a reflection of his performance against predetermined financial and strategic objectives. In addition, the Committee reviewed the results of competitive compensation survey data, which indicated that Mr. Swift's base salary trailed the median base salary for chief executive officer positions in companies of similar size and industry.

     Under the provisions of the Annual Incentive Awards Plan, the target annual incentive bonus for the Chief Executive Officer position is 50% of salary grade midpoint. The Corporation's performance against the predetermined financial standards of profitability, bookings, and return on working capital employed exceeded planned levels. Further, the Committee believes that Mr. Swift and senior management are taking steps to strengthen the Corporation's outlook for the future and to achieve long-term profitable growth. Therefore, the Committee approved an annual incentive bonus for Mr. Swift in the amount stated above.

     In recognition of the significant increase in shareholders' equity and total return to shareholders realized during the prior fiscal year, Mr. Swift was awarded a special bonus. Sixty percent of such award was paid in the form of common stock (with a two year restriction on sale or transfer) and the remainder in cash.

     Mr. Swift received a grant of 20,000 performance shares during fiscal year 1995. Mr. Swift's performance shares will vest three years from the date of grant and will be considered earned upon the achievement of predetermined earnings per share growth and return on shareholders' equity targets established by the Committee for the period of 1995 -- 1997.

SUMMARY

     The Committee is responsible for reviewing, monitoring, and approving all compensation decisions affecting Acme-Cleveland Corporation executive officers. By conducting its decision-making within the framework of a multi-plan, total compensation perspective, the Committee endeavors to have the entire remuneration paid to executive officers consistent with Acme-Cleveland Corporation's interest in providing market competitive compensation opportunities, reflective of its pay-for-performance philosophy, and supportive of its strategic plans and objectives. The Committee will continue to actively monitor the effectiveness of Acme-Cleveland Corporation's management compensation programs and assess the appropriateness of executive pay levels to assure prudent use of Acme-Cleveland resources.

     The Management Evaluation and Compensation Committee:

        S. M. DuBrul, Jr. (Chairman)            T. S. Parker
        T. M. Alfred                            P. J. Powers
        H. B. Jacks                             R. M. Taylor
        G. C. McDonough                         K. E. Ware
        D. R. Melville

                             EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The following table sets forth the compensation paid by the Company during its last three fiscal years to its Chairman of the Board and Chief Executive Officer and each of the four most highly compensated executive officers of the Company (the "Named Executive Officers"), whose aggregate direct remuneration exceeded $100,000 during the fiscal year ended September 30, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION
                                                                            -----------------------------------
                                       ANNUAL COMPENSATION
                           --------------------------------------------     AWARDS       PAYOUTS
                                                                OTHER       -------     ---------        ALL
                                                                ANNUAL                  LONG-TERM       OTHER
       NAME AND                                                COMPEN-       STOCK      INCENTIVE     COMPENSA-
       PRINCIPAL                                                SATION      OPTIONS     PAYOUTS(4)    SATION(5)
       POSITION            YEAR     SALARY($)     BONUS($)       ($)          (#)          ($)           ($)
- -----------------------    ----     ---------     --------     --------     -------     ---------     ---------
D.L. Swift                 1995     $ 300,000     $200,000     $200,000(2)     0             N/A      $120,060
Chairman,                  1994       290,000      180,000                     0             N/A
President, and CEO         1993       277,000      200,000                     0             N/A
E.J. Bellisario            1995       155,000       75,000      100,000(2)     0             N/A        16,923
Senior Vice President      1994       145,600       70,000                     0             N/A
& CFO                      1993       142,400       75,000                     0             N/A
M.H. Hoffman               1995(1)    136,410       50,000            0        0               0         4,092
President, TxPort, Inc.
J. Slaybaugh*              1995       125,000       55,000       31,400(3)     0          37,420        13,166
President, Namco           1994       117,200       55,000                     0          36,500
Controls Corporation       1993       112,600       55,000                     0          43,130
J.E. Helton                1995       119,500       60,000       15,290(3)     0          16,450        14,332
President, M&M             1994       113,560       55,000                     0          12,550
Precision Systems          1993       110,600       45,000                     0          23,400
  Corporation

- ---------------

*  Mr. Slaybaugh terminated his employment with the Company as of May 17, 1996.

(1) Mr. Hoffman commenced employment with the Company in November 1994.

(2) Other annual compensation for Messrs. Swift and Bellisario includes a special bonus award of $200,000 and $100,000, respectively. Sixty percent of such award was paid in the form of Common Stock, 10,324 and 5,162 shares, respectively, at a value of $11.623 per share and the remainder in cash. There is a two year restriction on the sale or transfer of such shares.

(3) Other annual compensation for Messrs. Slaybaugh and Helton includes the value of annual gain on phantom appreciation rights granted under the Phantom Stock Appreciation Rights Plan for Operating Unit Employees that was vested during the fiscal year, but not yet paid.

(4) Value of gain on phantom appreciation rights granted under the Phantom Stock Appreciation Rights Plan for Operating Unit Employees that was realized or deferred during the fiscal year.

(5) Other compensation for Messrs. Swift, Bellisario, Hoffman, Slaybaugh, and Helton includes company paid portion of insurance premiums on extraordinary term life insurance in the amount of $1,210, $1,373, $0, $970, and $0, respectively, allocations to Supplemental Executive Retirement Plan in the amount of $111,800, $8,500, $0, $5,900, and $8,200, respectively, company matching contribution to the Retirement Savings Plan in the amount of $4,500, $4,500, $4,092, $3,746, and $3,582, respectively, and a pension benefit accrual in the amount of $2,550, $2,550, $0, $2,550, and $2,550, respectively.

     OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES. The following table provides information regarding the number of options exercised during the last fiscal year and the number and fiscal year-end value of unexercised options for the Named Executive Officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                      VALUE OF UNEXERCISED
                       SHARES                       NUMBER OF UNEXERCISED           IN-THE-MONEY OPTIONS/SARS
                      ACQUIRED      VALUE          OPTIONS/SARS AT FY-END                 AT FY-END ($)
                         ON        REALIZED     -----------------------------     -----------------------------
        NAME          EXERCISE       ($)        EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- --------------------  --------     --------     -----------     -------------     -----------     -------------
D.L. Swift..........    10,000     $116,250       208,500           7,500         $ 3,858,313       $ 149,063
E.J. Bellisario.....    14,200      229,400        24,250           3,750             499,219          74,531
M.H. Hoffman........         0            0             0               0                   0               0
J. Slaybaugh........         0            0         5,500             500             107,313           9,938
J.E. Helton.........         0            0         5,500             500             107,313           9,938

     LONG TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR. The following table sets forth information regarding each award made to a Named Executive Officer during the fiscal year ended September 30, 1995, under any long term incentive plan.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                                  ESTIMATED FUTURE
                                                                PERFORMANCE         PAYOUTS UNDER
                                                  NUMBER OF      OR OTHER             NON-STOCK
                                                   SHARES,        PERIOD        PRICE-BASED PLANS(2)
                                                    UNITS          UNTIL        ---------------------
                                                  OR OTHER      MATURATION      THRESHOLD     TARGET
                      NAME                         RIGHTS        OR PAYOUT         ($)          ($)
- ------------------------------------------------  ---------     -----------     ---------     -------
D.L. Swift......................................    20,000          1997             N/A          N/A
E.J. Bellisario.................................     6,000          1997             N/A          N/A
M.H. Hoffman....................................     2,000          1997             N/A          N/A
                                                                    1999(3)      $34,200      $95,000
J. Slaybaugh....................................     1,500          1997             N/A          N/A
                                                                    1999(3)       15,090       38,000
J.E. Helton.....................................     1,500          1997             N/A          N/A
                                                                    1999(3)       10,931       27,850

- ---------------

(1) Performance shares granted under the Acme-Cleveland Corporation Performance and Equity Incentive Plan.

(2) Payouts under the Phantom Stock Appreciation Rights Plan for Operating Unit Employees may appreciate or depreciate over the cumulative five year performance period based on the operating unit's actual gain or loss in net earnings. A threshold level of 75% of an operating unit's three year cumulative planned net earnings must be achieved before any appreciation in the base value of a phantom share shall be realized. Estimated future payout target assumes the operating unit achieves planned net earnings growth (excluding gains or losses from the sale of capital assets) over a five-year period. There is no maximum value of estimated target payouts in order to encourage an increase in the net earnings of the operating unit to the greatest extent possible over the cumulative five-year performance period.

(3) Messrs. Hoffman, Slaybaugh, and Helton also received phantom appreciation rights granted under the Phantom Stock Appreciation Rights Plan for Operating Unit Employees.

     RETIREMENT PLAN. The Company has a retirement plan for all officers and salaried employees of the Company, except for those persons employed by certain of the Company's subsidiaries. The plan provides for an annual benefit accrual of 1.70% of an employee's compensation for that year. Certain minimum benefits may apply, and benefits payable under other pension plans of the Company and its subsidiaries may be offset against benefits payable under the retirement plan. In addition to benefits payable upon retirement after reaching normal retirement age, the retirement plan provides benefits on early retirement and certain surviving spouse and death benefits. Besides benefits payable under the present retirement plan, there are also pension benefits being provided to certain officers and salaried employees of the Company through an insurance annuity contract representing benefit accruals as of September 30, 1986, under a prior retirement plan. Compensation for accruals for periods beginning October 1, 1989 through September 30, 1994 is limited to $200,000 per year, subject to indexed increases. Beginning October 1, 1994, the cap on earnings recognized for pension purposes has been decreased to $150,000, also subject to indexed increases for future years.

     The table below sets forth the total projected retirement plan benefits payable at age 65 for the Named Executive Officers:

                                                         PROJECTED AGE 65
                                                         ANNUAL RETIREMENT
                            NAME OF INDIVIDUAL             PLAN BENEFIT
                    -----------------------------------  -----------------
                    David L. Swift.....................       $58,400
                    Earl J. Bellisario.................        75,400
                    Mark H. Hoffman....................           -0-*
                    Jon Slaybaugh......................        52,400
                    James E. Helton....................        43,300

- ---------------

*Mr. Hoffman is not a participant in the retirement plan.

     The benefits shown in the table include projected accruals under the present retirement plan formula, plus the September 30, 1986 accrual, which will be provided through an insurance annuity contract. Accruals under the present retirement plan have been projected to age 65 assuming that the cash compensation set forth in the summary compensation table would remain unchanged for each individual, with no projected change in the current compensation limits described above.

     The amounts shown in the table represent the annual benefit payable to an employee for life with payments in the same amount continuing to the employee's beneficiary for the balance of the five-year period, if any, following commencement of payments to the employee. Straight life annuity payments are not available under the plan.

     The benefits payable shown in the table have been determined without regard to the maximum benefit limitations imposed by the Internal Revenue Code. The plan has been written to automatically recognize changes in these limitations as they occur. The Internal Revenue Code also imposes limitations applicable to employees who participate in more than one plan, but these limitations must be determined on an individual basis and are not reflected in the table.

     The years of benefit service credited to date under the present salaried retirement plan for each of the Named Executive Officers who participate in the plan are: 9.0 years for David L. Swift, 9.0 years for Earl J. Bellisario, 9.0 years for Jon Slaybaugh, and 9.0 years for James E. Helton.

     SUPPLEMENTAL PENSION PLAN FOR CERTAIN KEY EXECUTIVES. Effective October 1, 1990, the Company established a supplemental pension plan for certain officers and key executives of the Company over the age of 45 who are approved by the Management Evaluation and Compensation Committee of the Board of Directors. Under the plan, a participant is entitled to receive a retirement benefit equal to 50% of his average compensation (salary plus bonus, whether or not deferred) for the last three complete fiscal years as a full-time employee of the Company, reduced by any pension benefits received under any other retirement plan financed by the Company or any prior employer and any amounts received as his primary social security benefit. Besides benefits payable upon retirement, the plan also provides certain surviving spouse benefits and acceleration of benefit payments upon a change in control of the Company as defined in the plan. A participant's right to benefits under the plan will not become vested until he has attained the age of 55 and has ten years of service with the Company. On March 11, 1996 the Board approved an amendment to the plan to provide for full vesting of supplemental pension benefits for those participants who have completed five years of service in the event of a "Change of Control," as defined in the plan. On March 19th, the Board also updated and amended the actuarial assumptions under the plan and added a change of control provision that is consistent with the other programs of the Company.

     EMPLOYMENT AGREEMENT WITH MR. SWIFT. David L. Swift, Chairman of the Board, President, and Chief Executive Officer of the Company, entered into an employment agreement with the Company effective July 26, 1989. The agreement was for an initial term of three years and provides for a base salary of not less than $250,000 per year and an annual bonus in an amount that is determined by the Management Evaluation and Compensation Committee, based upon its assessment of his performance. The term of the agreement can be extended for additional one year periods, but in no event will the term be extended beyond September 30, 2001.

     Under a supplemental pension plan established for Mr. Swift, Mr. Swift is entitled to receive a retirement benefit equal to 50% of the annual average of his compensation (salary plus bonus, whether or not deferred) for the last three complete fiscal years as a full-time employee of the Company, reduced by any pension benefits received under any other retirement plan financed by the Company or any prior employer, and any amounts received by Mr. Swift on or after the date he attains age 62 as his primary social security benefit. Upon Mr. Swift's voluntary termination or termination for cause, no further remuneration payments would be due him except retirement benefits and amounts that he may have had credited to his deferred compensation account.

     Pursuant to his employment agreement, upon termination of Mr. Swift's employment, other than voluntary termination by Mr. Swift or termination for disability or for cause by the Company, Mr. Swift will be entitled to receive an amount equal to his base salary at the highest monthly rate paid to him prior to termination plus an amount equal to the rate, on a monthly basis, of his most recent bonus under the Company's annual incentive plan for a period of 36 months or, if shorter, for the remainder of the contract term. A "change in control" of the Company, as a result of which Mr. Swift determines in good faith that he cannot continue to fulfill the responsibilities for which he is employed, may be treated as a termination by the Company. A "change in control" for this purpose is defined as (a) the acquisition by any person of beneficial ownership of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; (b) individuals who were Directors of the Company at the beginning of the period, cease for any reason to constitute a majority of the Board during any period of 24 consecutive months;
(c) two or more individuals whose election is opposed by a majority of the Board are elected as Directors of the Company; (d) the Company merges with, into, or consolidates with another corporation resulting in less than 55% of the then outstanding voting securities of the surviving corporation representing shares issued in exchange for voting securities of the Company outstanding immediately prior to such merger or consolidation; (e) a sale, lease, exchange, or other transfer of all or substantially all the assets of the Company; or (f) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

     On March 19, 1996, the Board updated and modified the employment agreement with Mr. Swift to provide (among other things) for a lump sum payment of severance benefits thereunder and for Company obligations thereunder to be unconditional. The Board also updated and modified Mr. Swift's supplemental pension plan and amended Mr. Swift's employment agreement to add a change of control provision that is consistent with the other programs of the Company.

     SEVERANCE PAY AGREEMENT WITH CERTAIN KEY EXECUTIVES. Effective as of July 1, 1994, the Company entered into severance pay agreements with certain key executives, which provide for certain payments, as defined in the agreement, if, within three years after a change in control occurs, the executive's employment with the Company is terminated (a) by the executive for good reason or (b) by the Company other than for cause or as a result of the executive's disability or death. Such payments consist of all accrued but unpaid base salary, all accrued but unpaid incentive compensation, if any, and a cash payment equal to the value of the executive's accrued but unused vacation, in addition to a lump sum cash amount equal to the sum of: (i) three times the executive's annual base salary, plus (ii) one times the executive's average annual incentive compensation except that if there are fewer than thirty-six whole months remaining from the termination date to the executive's normal retirement date, that portion of the lump sum cash payment otherwise provided for in (i) above shall be reduced to an amount equal to (x) 1/36th of the portion otherwise provided for in (i) above, multiplied by (y) the number of months in the period starting on the termination date and ending on the executive's normal retirement date.

     A "change in control" for this purpose is defined as (a) the acquisition by any person of beneficial ownership of securities of the Company representing 20% or more of the Common Shares then outstanding; the announcement by any person of an intention to commence a tender offer or exchange offer, the consummation of which would result in the person becoming the beneficial owner of 20% or more of the Common Shares then outstanding; or any person being declared an "adverse person" (a person whose interests are adverse to those of the Company) by the Board of Directors; (b) at any time during any period of 24 consecutive months, individuals who were directors at the beginning of the 24-month period no longer constitute a majority of the members of the Board of Directors, unless the election or the nomination for election by the Company's shareholders, of each director who was not a director at the beginning of the period is approved by at least a majority of the directors (i) who are in office at the time of the election or nomination and (ii) were directors at the beginning of the period;
(c) a record date is established for determining shareholders entitled to vote upon (i) a merger or consolidation of the Company with another corporation in which the Company is not the surviving or continuing corporation or in which all or part of the outstanding Common Shares are to be converted into or exchanged for cash, securities, or other property, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) the dissolution of the Company; (d) any person who proposes to make a "control share acquisition" of the Company, within the meaning of Section 1701.01 (Z) of the Ohio General Corporation Law, submits or is required to submit an acquiring person statement to the Company. On March 20, 1996, the Board authorized amendments to the Severance Pay Agreements to remove the "excess parachute payment" limit and to provide for a "gross up" for any relating excise tax and authorized the payment of an additional $500,000 to the new revocable trust discussed below.

     OTHER AGREEMENTS. The Board also authorized the creation of a new revocable trust and a new irrevocable trust to secure future payments under supplemental pension plans and severance and employment agreements for certain current and former executives, consistent with the Board's prior policy that employee benefits be secured and authorized the payment by the Company of approximately $10.9 million to the new revocable trust, which provides for the payment of the funds to the Company's preexisting irrevocable trust and to the new irrevocable trust upon the occurrence of a change in control. Copies of the documentation implementing these actions are attached as Exhibits (c)(4) to
(c)(11).

     On March 19, 1996, the Board authorized indemnification agreements for officers and directors of the Company.

     There are no contracts, agreements, arrangements and understandings, and actual and potential conflicts of interest between the Company and its affiliates, on the one hand, and WEC or Danaher and their respective executive officers, directors, and affiliates, on the other, except for the provisions of the Merger Agreement discussed above.

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